As filed with the Securities and Exchange Commission on November 12, 2014.

Securities Act File No. 333-195237

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form N-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FS ENERGY AND POWER FUND II

(Exact name of registrant as specified in charter)

Cira Centre

2929 Arch Street, Suite 675

Philadelphia, PA 19104

(215) 495-1150

(Address and telephone number, including area code, of principal executive offices)

Michael C. Forman

FS Energy and Power Fund II

Cira Centre

2929 Arch Street, Suite 675

Philadelphia, PA 19104

(Name and address of agent for service)

COPIES TO:

James A. Lebovitz, Esq. David J. Harris, Esq. Dechert LLP Cira Centre 2929 Arch Street Philadelphia, PA 19104 Tel: (215) 994-4000 Fax: (215) 994-2222	Rosemarie A. Thurston, Esq. Martin H. Dozier, Esq. Alston & Bird LLP 1201 West Peachtree Street Atlanta, GA 30309-3424 Tel: (404) 881-7000 Fax: (404) 253-8447

Approximate date of proposed public offering: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, as amended, other than securities offered in connection with a distribution reinvestment plan, check the following box.  ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-195237) of FS Energy and Power Fund II (as amended, the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing Exhibits (h)(1), (h)(2), (j), (k)(1) and (k)(2) to the Registration Statement. No changes have been made to Part A, Part B or Part C of the Registration Statement, other than Item 25(2) of Part C as set forth below. Accordingly, this Post-Effective Amendment No. 1 consists only of the facing page, this explanatory note and Item 25(2) of the Registration Statement setting forth the exhibits to the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 1 shall become effective immediately upon filing with the U.S. Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C—OTHER INFORMATION

ITEM 25.  FINANCIAL STATEMENTS AND EXHIBITS

(2) Exhibits

(a)(1)	Certificate of Trust of the Registrant. (Incorporated by reference to Exhibit (a)(1) filed with the Registrant’s registration statement on Form N-2 (File No. 333-195237), filed on April 11, 2014.)
(a)(2)

Amended and Restated Declaration of Trust of the Registrant. (Incorporated by reference to Exhibit (a)(3) filed with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on Form N-2 (File No. 333-195237), filed on August 22, 2014.)

(b)

Bylaws of the Registrant. (Incorporated by reference to Exhibit (b) filed with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on Form N-2 (File No. 333-195237), filed on August 22, 2014.)

(d)	Form of Subscription Agreement. (Included in the Prospectus as Appendix A and incorporated herein by reference.)
(e)

Distribution Reinvestment Plan of the Registrant. (Incorporated by reference to Exhibit (e) filed with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on Form N-2 (File No. 333-195237), filed on August 22, 2014.)

(g)(1)

Investment Advisory and Administrative Services Agreement, dated as of July 31, 2014, by and between the Registrant and FSEP II Advisor, LLC. (Incorporated by reference to Exhibit (g)(1) filed with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on Form N-2 (File No. 333-195237), filed on August 22, 2014.)

(g)(2)

Form of Investment Sub-advisory Agreement by and between FSEP II Advisor, LLC and GSO Capital Partners LP. (Incorporated by reference to Exhibit (g)(2) filed with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on Form N-2 (File No. 333-195237), filed on August 22, 2014.)

(h)(1)*	Dealer Manager Agreement, dated as of July 31, 2014, by and between the Registrant, FSEP II Advisor, LLC and FS2 Capital Partners, LLC.
(h)(2)*	Form of Selected Dealer Agreement. (Included as Exhibit A to the Dealer Manager Agreement).
(j)*	Custodian Agreement, dated as of September 29, 2014, by and between the Registrant and State Street Bank and Trust Company.
(k)(1)*	Escrow Agreement, dated as of July 31, 2014, by and among the Registrant, UMB Bank, N.A. and FS2 Capital Partners, LLC.
(k)(2)*	Expense Support and Conditional Reimbursement Agreement, dated as of July 31, 2014, by and between the Registrant and Franklin Square Holdings, L.P.
(l)

Opinion of Richards, Layton & Finger, P.A. (Incorporated by reference to Exhibit (l) filed with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on Form N-2 (File No. 333-195237), filed on August 22, 2014.)

(n)(1)	Consent of Richards, Layton & Finger, P.A. (Included in Opinion of Richards, Layton & Finger, P.A. and incorporated herein by reference.)
(n)(2)

Consent of McGladrey LLP. (Incorporated by reference to Exhibit (n)(2) filed with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on Form N-2 (File No. 333-195237), filed on August 22, 2014.)

(r)(1)

Code of Ethics of the Registrant. (Incorporated by reference to Exhibit (r)(1) filed with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on Form N-2 (File No. 333-195237), filed on August 22, 2014.)

(r)(2)

Code of Ethics of FSEP II Advisor, LLC. (Incorporated by reference to Exhibit (r)(2) filed with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on Form N-2 (File No. 333-195237), filed on August 22, 2014.)

*              Filed herewith.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia and Commonwealth of Pennsylvania, on the 12th day of November, 2014.

FS Energy and Power Fund II

BY:	/S/ MICHAEL C. FORMAN

Name:	Michael C. Forman
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 has been signed below by the following persons in the capacities and on the dates indicated:

	Signature	Title	Date

	/s/ MICHAEL C. FORMAN	President and Chief Executive Officer and Trustee (Principal Executive Officer)	November 12, 2014
Michael C. Forman

	/s/ EDWARD T. GALLIVAN, JR.	Chief Financial Officer (Principal Financial and Accounting Officer)	November 12, 2014
Edward T. Gallivan, Jr.

	*	Trustee	November 12, 2014
David J. Adelman

	*	Trustee	November 12, 2014
M. Walter D’Alessio

	*	Trustee	November 12, 2014
Marc R. Lederman

	*	Trustee	November 12, 2014
Judah C. Sommer

*By:	/s/ Michael C. Forman
Attorney-in-fact